CONFIRMING STATEMENT






I, Mark D. Bradford, hereby authorize and designate Kathryn E. Burns, Vice President, Director of Finance of Monroe Bank, to sign Securities and Exchange Commission Form 3, Form 4 and Form 5 on my behalf. This authorization shall be in effect until December 31, 2010.



Signed:


/s/ Mark D. Bradford				12/7/2005
Mark D. Bradford				Date
Director
President, Chief Executive Officer
Monroe Bank and Monroe Bancorp